Exhibit 99.1

1000 Louisiana, Suite 4300 Houston, TX 77002 713.584.1000 www.targaresources.com

Targa Resources Partners LP Agrees to Acquire Assets from Targa Resources, Inc.
HOUSTON, September 20 — Targa Resources Partners LP (the “Partnership”) (NASDAQ: NGLS) announced today that it has agreed to acquire from Targa Resources, Inc. certain natural gas gathering and processing businesses located in West Texas and Louisiana known as Targa Resources, Inc.’s San Angelo Operating Unit (“SAOU”) and Louisiana Operating Unit (“LOU”). Total value of the transaction is approximately $705 million, subject to certain adjustments. Total consideration paid by the Partnership will consist of (i) cash and (ii) sufficient general partner units issued to Targa Resources, Inc. to maintain its 2% general partner interest in the Partnership.
The transaction, which is subject to financing and other standard closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), is anticipated to close in the fourth quarter of this year.
For the six month period ended June 30, 2007, the acquired businesses generated EBITDA of approximately $38.4 million and pro forma distributable cash flow of approximately $22.9 million. EBITDA and distributable cash flow are non-generally accepted accounting principle (or “non-GAAP”) financial measures that are defined and reconciled later in this press release to their most directly comparable GAAP financial measure net income (loss).
The Partnership expects to finance the acquisition through a combination of approximately 50% equity and 50% debt. The Partnership has obtained an underwritten commitment for a $250 million increase to its existing $500 million revolving credit facility. This increase, combined with existing availability under the revolving credit facility of approximately $205.5 million, will fund the debt portion of the acquisition. The Partnership is in the process of determining the appropriate method for raising the equity portion of the financing.
With the increased cash flow provided by this acquisition, management anticipates that it will recommend to the Board of Directors of the Partnership’s general partner an increase in the cash distribution rate in the range of 20¢ to 24¢, or 15% to 18%, over the current annualized rate of $1.35 per unit beginning with the fourth quarter of 2007, assuming closing occurs in the fourth quarter as anticipated.
The SAOU assets consist of approximately 1,300 miles of natural gas gathering pipelines and the Sterling, Mertzon and Conger processing plants with combined capacity of 130 MMcf/d and 19,800 Bbl/d. The LOU assets include (i) an approximately 700 mile natural gas gathering system; (ii) the Gillis and Acadia processing plants with combined capacity of 260 MMcf/d; (iii) a 12,500 Bbl/d fractionator at the Gillis processing plant; (iv) approximately 70 miles of residue natural gas lines serving the Lake Charles industrial market; (v) approximately 83 miles of NGL lines and (vi) a 1.4 MMBbl capacity butane storage project anticipated to be in service in the second quarter of 2008.
“This is the first step in Targa Resources, Inc.’s strategy of, over time, offering its businesses to Targa Resources Partners LP, which will be our primary growth vehicle. This transaction greatly increases the Partnership’s scale, provides geographic diversity and positions the Partnership for future growth.” said Rene Joyce, Chief Executive Officer of the Partnership’s general partner and of Targa Resources, Inc.

The Board of Directors of the general partner of the Partnership approved the transaction based on a recommendation from its Conflicts Committee which consists entirely of independent directors. Tudor, Pickering & Co. Securities, Inc. acted as financial advisor and rendered a fairness opinion to the Conflicts Committee.
About Targa Resources Partners
Targa Resources Partners LP was formed by Targa Resources, Inc. to engage in the business of gathering, compressing, treating, processing and selling natural gas and fractionating and selling natural gas liquids and natural gas liquids products. The Partnership operates in the Fort Worth Basin in north Texas. A subsidiary of Targa Resources, Inc. is the general partner of the Partnership. Targa Resources Partners owns an extensive network of integrated gathering pipelines, two natural gas processing plants and a fractionator. Targa Resources Partners’ principal executive offices are located at 1000 Louisiana, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000.
Use of Non-GAAP Financial Measures
This press release includes non-GAAP financial measures of distributable cash flow and EBITDA. The press release provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.
EBITDA — We define EBITDA as net income or loss before interest, income taxes, depreciation and amortization and non-cash mark-to-market hedge gains or losses. EBITDA is used as a supplemental financial measure by us and by external users of our financial statements, such as investors, commercial banks and others, to assess: (i) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (ii) our operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure and (iii) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities. The economic substance behind our use of EBITDA is to measure the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness and make distributions to our investors.
The GAAP measure most directly comparable to EBITDA is net income (loss). Our non-GAAP financial measure of EBITDA should not be considered as an alternative to GAAP net income (loss). EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies.

We compensate for the limitations of EBITDA as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between the measures and incorporating these learnings into our decision making processes.
The following table presents a reconciliation of EBITDA to pro forma net income (loss) for the periods shown:

Six Months
Ended June
$ in millions	30, 2007

Pro forma net income (loss)	(2.5)
Add:
Pro forma interest expense *	12.7
Deferred tax expense	0.0
Depreciation and amortization expense	7.2
Non cash mark-to-market hedge adjustment	21.0

EBITDA	38.4

*	Reflects interest expense on an estimated $355 million incremental borrowing
Distributable Cash Flow — Distributable cash flow is a significant performance metric used by us and by external users of our financial statements, such as investors, commercial banks, research analysts and others to compare basic cash flows generated by us (prior to the establishment of any retained cash reserves by our general partner) to the cash distributions we expect to pay our unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain, or support an increase in, our quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). The economic substance behind our use of distributable cash flow is to measure the ability of our assets to generate cash flows sufficient to make distributions to our investors.
The GAAP measure most directly comparable to distributable cash flow is net income (loss). Our non-GAAP measure of distributable cash flow should not be considered as an alternative to GAAP net income (loss). Distributable cash flow is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Because distributable cash flow excludes some, but not all, items that affect net income (loss) and is defined differently by different companies in our industry, our definition of distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.
We compensate for the limitations of distributable cash flow as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these learnings into our decision-making processes.
The following table presents a reconciliation of distributable cash flow to pro forma net income (loss) for the periods shown:

Six Months
Ended June
$ in millions	30, 2007

Pro forma net income (loss)	(2.5)
Non cash mark-to-market hedge adjustment	21.0
Depreciation and amortization expense	7.2
Deferred tax expense	0.0
Incremental debt issue costs *	0.3
Accretion expense	0.1
Maintenance capital expenditures	(3.2)

Distributable cash flow	22.9

*	Reflects amortization expense associated with incremental debt issue costs
Forward-Looking Statements
Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Targa Resources Partners’ control, which could cause results to differ materially from those expected by management of Targa Resources Partners. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including declines in the production of natural gas or in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts, the credit risk of customers and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2006 and other reports filed with the Securities and Exchange Commission. Targa Resources Partners undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor contact:
Howard Tate
Vice President — Finance, Treasurer
713-584-1000
Web site: http://www.targaresources.com
Media contact:
Kenny Juarez
212-371-5999

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